Exhibit 10.2

[NGL Letterhead]

                , 20

[Name]

Re:  NGL Energy Partners LP Restricted Unit Grant Agreement

Dear                                 :

We are extremely pleased to inform you that the Board of Directors of NGL Energy Holdings LLC (“Board”), upon the recommendation of the Compensation Committee, has awarded you Restricted Units (“Grants”) representing [     ] common units under the terms of the NGL Energy Partners LP 2011 Long Term Incentive Plan, as amended from time to time (the “LTIP”).  The Grant shall be subject to the terms and conditions of the LTIP and this Agreement. This Grant vests as indicated below, subject to your continued employment on each anniversary date.  Any portion of this Grant that does not vest will be forfeited.  Common units will be issued to you upon vesting.  Cash distributions will not be accrued or paid until the Grants are vested.  Subsequent to vesting, distributions will be made at the same times and in the same amounts as other outstanding common units.

Vesting Schedule

Grant Award	Date of Vesting
January 1, 2013
July 1, 2013
July 1, 2014
July 1, 2015
July 1, 2016

Please note that like any compensation arrangement, Grants under the LTIP are to be kept confidential unless required by SEC disclosure regulations.

Thank you for your continuing contributions to our efforts.  It is a pleasure for us to be associated with you in building an even greater Master Limited Partnership.  Enclosed are two originals for your execution with a copy of the LTIP.  Please retain one for your file and forward the other to                     , NGL Energy Partners LP, 6120 S. Yale Ave., Suite 805, Tulsa, OK 74137.

Accepted:

NGL Energy Partners LP
By: NGL Energy Holdings LLC, its general partner

By:
[Name]
Date: